Exhibit 99.(r)(l)

PRUDENTIAL FUNDS

Code of Ethics Adopted Pursuant to Rule 17j-1

Under the Investment Company Act of 1940

(the Code)

1.                                      Purposes

This Code has been adopted by the board of directors/trustees (the “Board of Directors”) of each fund listed on Exhibit A, on its own behalf and on behalf of each of its series (each a “Fund” and collectively, the “Funds”), in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the Act) and in accordance with the following general principles:

(1)                                 The duty at all times to place the interests of Fund shareholders first.

Fund personnel should scrupulously avoid serving their own personal interests ahead of shareholders’ interests in any decision relating to their personal investments.

(2)                                 The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Fund personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

(3)                                 The fundamental standard that Fund personnel should not take inappropriate advantage of their positions.

Fund personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders, including, but not limited to the receipt of unusual investment opportunities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with the Fund.

Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to a purchase or sale of a security held or to be acquired (as such term is defined in Section 2 of the Code) by an investment company, if effected by an affiliated person of such company.

The purpose of the Code is to establish procedures consistent with the Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1(b) as follows:

(a)                                 It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired, by the Fund:

(1)                                 To employ any device, scheme or artifice to defraud the Fund;

(2)                                 To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)                                 To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)                                 To engage in any manipulative practice with respect to the Fund.

2.                                      Definitions

(a)                                 “Access Person” means any director/trustee, officer, general partner or Advisory Person (including any Investment Personnel, as that term is defined herein) of the Fund, the Manager, the Adviser/ Subadviser, or a principal underwriter.

(b)                                 “Adviser/Subadviser” means the Adviser or a subadviser, if any, of the Fund or both as the context may require.

(c)                                  “Advisory Person” means (i) any director, officer, general partner or employee of the Fund, Manager or Adviser/Subadviser (or of any company in a control relationship to the Fund, Manager or Adviser/Subadviser) who, in the ordinary course of business, makes, participates in or obtains current or pending information regarding the purchase or sale of a Security by the Fund, or whose functions or duties in the ordinary course of business, relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund, Manager or Adviser/Subadviser (or any company in a control relationship to the Fund, Manager or Adviser/Subadviser) who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.

(d)                                 “Beneficial Ownership” will be interpreted in the same manner as it would be under Securities Exchange Act Rule 16a-1(a)(2) in determining which Security holdings of a person are subject to the reporting and short-swing profit provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all securities which an Access Person has or acquires (Exhibit A).

(e)                                  “Complex” means the group of registered investment companies for which Prudential Investments LLC and AST Investment Services, Inc.  serve as investment manager; provided, however, that with respect to Access Persons of the Manager or Adviser/Subadviser (including any unit or subdivision thereof),

“Complex” means the group of registered investment companies in the Complex advised by the Manager or such Adviser/Subadviser or unit or subdivision thereof or to which an Access Person is deemed to have access.  A list of such registered investment companies will be maintained by the Compliance Officer.

(f)                                   “Compliance Officer” means the person or persons (including his or her designees) designated by the Manager, the Adviser/Subadviser, or a principal underwriter, respectively, as having responsibility for compliance with the requirements of the Code.

(g)                                  “Control” will have the same meaning as that set forth in Section 2(a)(9) of the Act.

(h)                                 “Director” means a director or trustee of a Fund and includes a committee member for any Fund organized as a managed separate account.

(i)                                     “Independent Director” means a Director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(j)                                    “Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

(k)                                 “Investment Personnel” means: (a) Portfolio Managers and other Advisory Persons who provide investment information and/or advice to the Portfolio Manager(s) and/or help execute the Portfolio Manager’s(s’) investment decisions, including securities analysts and traders; (b) any natural person in a control relationship to the Fund, Manager or Adviser/Subadviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security; and (c) certain other individuals as designated by the Compliance Officer.

(l)                                     “Manager” means Prudential Investments LLC, and, with respect to Advanced Series Trust, AST Investment Services, Inc. and Prudential Investments LLC.

(m)                             “Mutual Fund Code of Ethics/Personal Securities Trading Committee” or “Committee” means a specified group of Business Unit, Compliance, and Human Resources executives or their designees who are responsible for interpreting and administering the Code, including but not limited to, reviewing violations of the Code and determining any sanctions or other disciplinary actions that may be deemed appropriate.(1)  In addition, the Committee may waive and or modify

(1)         Each Committee member will recommend a designee.  The Committee must approve each designee who should generally be a direct report of the Committee member at a senior level.  A designee may attend meetings and vote on Committee matters in the member’s absence.

violations and sanctions or other disciplinary actions at its discretion when deemed appropriate by the Committee.

The Committee will review such violations in consultation with legal counsel.  A list of such Committee members shall be maintained by the Compliance Officer.

(n)                                 “Non-Management Interested Director” means an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act who serves as a Director of the Fund but is not an officer of the Fund, or a director, officer or employee of the Manager or any affiliate of the Manager.

(o)                                 “Non-proprietary Registered Investment Company” or “Non-proprietary Fund” means any registered investment company whose registered investment adviser is an entity other than AST Investment Services, Inc. or Prudential Investments LLC.

(p)                                 “Portfolio Manager” means any Advisory Person who has the direct responsibility and authority to make investment decisions for the Fund.

(q)                                 “Private Placement” means a limited offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under such Securities Act of 1933.

(r)                                    “Profits” means any total or partial gain realized from a securities transaction or group of transactions as defined by the Mutual Fund Code of Ethics/Personal Securities Trading Committee.

(s)                                   “Proprietary Registered Investment Company” or “Proprietary Fund” means a registered investment company for which Prudential Investments LLC and/or AST Investment Services, Inc. act as the investment advisers, with the exception of proprietary money market open-end registered investment companies or any other open-end registered investment companies identified by the Compliance Officer.(2)

(t)                                    “Security” will have the meaning set forth in Section 2(a)(36) of the Act, except that it will not include shares of Non-proprietary Registered Investment Companies, other than exchange traded funds; money market registered open-end investment companies; bankers’ acceptances; bank certificates of deposit; commercial paper and such other money market instruments as are designated by the Compliance Officer.  For purposes of the Code, an “equivalent Security” is one that has a substantial economic relationship to another Security.  This would include, among other things, (1) a Security that is exchangeable for or convertible into another Security, (2) with respect to an equity Security, a Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Security and (3) with respect to a fixed-income Security, a Security having the same issuer, maturity, coupon and rating.

(2)  The Compliance Officer will maintain a list of such exempt open-end registered investment companies.

(u)                                 “Security held or to be acquired” means any Security or any equivalent Security which, within the most recent 15 days:  (1) is or has been held by the Fund; or (2) is being considered by the Fund or its investment adviser for purchase by the Fund.

3.                                      Applicability

The Code applies to all Access Persons, except that Access Persons covered by more than one Code of Ethics meeting the requirements of Rule 17j-1 may be governed by the provisions of such other Code of Ethics and report all transactions pursuant to the terms of such other Code of Ethics provided that such Code was reviewed and approved by the Board of Directors of the Fund. The Compliance Officer shall ensure that each Access Person subject to this Code receives a copy of the Code.    The Compliance Officer will maintain a list of all Access Persons who are currently, and within the past five years, subject to the Code.

4.                                      Prohibited Purchases and Sales

The requirements of this Section 4 only apply to a transaction in a Security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

The requirements of this Section 4 shall not apply to Independent Directors or Non-Management Interested Directors.

A.                                    Mutual Funds and Closed-End Funds

Except as provided in Section 5 below, Investment Personnel and certain other individuals identified by the Compliance Officer are required to hold Proprietary Funds purchased for a period of 60-days. In addition, such persons are required to hold certain Non-proprietary Funds, for which they have access to information, for a period of 90 days after purchase. Profits realized on such transactions that do not adhere to the requirements of this Section may be required to be disgorged to the Fund or as otherwise deemed appropriate by the Committee.

B.                                    Initial Public Offerings

Investment Personnel may not acquire any Securities in an Initial Public Offerings.  For purposes of this restriction, “Initial Public Offerings” shall not include offerings of government and municipal securities.

C.                                    Private Placements

No Access Person may acquire any Securities in a Private Placement without prior approval.

(i)                                     Prior approval must be obtained in accordance with the preclearance procedure described in Section 6 below. Such approval will take into account, among other factors, whether the investment opportunity should be reserved for the Funds and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Fund.  The Adviser/Subadviser shall maintain a record of such prior approval and reason for same, for at least 5 years after the end of the fiscal year in which the approval is granted.

(ii)                                  Access Persons who have been authorized to acquire Securities in a Private Placement must disclose that investment to the chief investment officer (including his or her designee) of the Adviser/Subadviser (or of any unit or subdivision thereof) or the Compliance Officer when he or she plays a part in any subsequent consideration of an investment by the Fund in the issuer.  In such circumstances, a Fund’s decision to purchase Securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

D.                                    Blackout Periods

(i)                                     Except as provided in Section 5 below, Access Persons are prohibited from executing a Securities transaction on a day during which any investment company in the Complex has a pending “buy” or “sell” order in the same or an equivalent Security and until such time as that order is executed or withdrawn.

This prohibition shall not apply to Access Persons of the Manager, Principal Underwriter, and Adviser/Subadviser who do not, in the ordinary course of fulfilling their official duties, have access to current or pending information regarding the purchase and sale of Securities for the Fund and are not engaged in the day-to-day trading operations of the Fund; provided that Securities investments effected by such Access Persons during the proscribed period are not effected with knowledge of the purchase or sale of the same or equivalent Securities by any Fund in the Complex.

A “pending ‘buy’ or ‘sell’ order” exists when a decision to purchase or sell a Security has been made and communicated.  However, this prohibition shall not apply to a “pending ‘buy ‘or ‘sell’ order” in the same or an equivalent security in a broad based index Fund.(3)

(ii)                                  Portfolio Managers are prohibited from buying or selling a Security within seven calendar days before or after a Fund in the same Complex trades in the same or an equivalent Security.  Nevertheless, a personal trade by any Investment Personnel shall not prevent a Fund in the same Complex from trading in the same or an equivalent security.  However, such a transaction shall be subject to independent review by the Compliance Officer.  This prohibition shall not apply to purchases and sales executed in a broad based index Fund.

(3)  A list of such Funds shall be maintained by the Compliance Officer.

(iii)                               If trades are effected during the periods proscribed in (i) or (ii) above, except as provided in (iv) below with respect to (i) above, Profits realized on such trades will be promptly required to be disgorged to the Fund or a charitable organization approved by the Committee.

(iv)                              A transaction by Access Persons (other than Investment Personnel) inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 6 below and without prior knowledge of trading by any fund in the Complex in the same or an equivalent Security.

E.                                    Short-Term Trading Profits

Except as provided in Section 5 below, Investment Personnel are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Security within any 60 calendar day period.  For purposes of this prohibition, such Securities shall exclude Proprietary and Non-proprietary Funds, certain broad-based exchange traded funds and securities that would not be generally ineligible for purchase by the strategy managed by the Complex. (4)  If trades are effected during the proscribed period, Profits realized on such trades will be promptly required to be disgorged to the Fund or a charitable organization approved by the Committee.

F.                                     Short Sales

No Access Person may sell any security short that is owned by any Fund in the Complex.  Access Persons may, however make short sales when he/she owns an equivalent amount of the same security.

G.                                   Options

No Access Person may write a naked call option or buy a naked put option on a security owned by any Fund in the Complex.  Access Persons may purchase options on securities not held by any Fund in the Complex, or purchase call options or write put options on securities owned by any Fund in the Complex, subject to preclearance and the same restrictions applicable to other Securities.  Access Persons may write covered call options or buy covered put options on a Security owned by any Fund in the Complex at the discretion of the Compliance Officer.

H.                                   Investment Clubs

No Access Person may participate in an investment club.

(4)  In certain situations, the short term trading rule may only apply to the universe of securities to which the Investment Personnel have access.  Compliance will maintain the criteria for determining which exchange traded funds are broad based and; therefore, exempt from the short term trading rule. Ineligible securities are securities that would not generally be traded by a Complex given its underlying strategy.

5.                                      Exempted Transactions

The requirements of Section 4.A. above will not apply to subparagraphs (a), (c), (d), (i), (j), and (k) hereof.  In addition, subject to preclearance in accordance with Section 6 below with respect to subparagraphs (b), (e), (f), (g) and (i) hereof, the prohibitions of Sections 4.D. and 4.E., will not apply to the following:

(a)                                 Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person which is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.(5)

(b)                                 Purchases or sales of Securities (or their equivalents) which are generally not eligible for purchase or sale by any fund in the Complex given its underlying strategy.

(c)                                  Purchases or sales of Securities which are non-volitional on the part of either the Access Person or any Fund in the Complex.

(d)                                 Purchases of Securities, which are part of an automatic dividend reinvestment plan.

(e)                                  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)                                   Any equity Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 500 shares or less in the aggregate, if the Access Person has no prior knowledge of activity in such security by any Fund in the Complex and the security meets any additional criteria deemed pertinent by Compliance.(6)

(g)                                  Any fixed-income Securities transaction, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such Securities by any Fund in the Complex.

(h)                                 Any transaction in index options effected on a broad-based index.(7)

(i)                                     Purchases or sales of Securities which receive the prior approval of the Compliance Officer (such person having no personal interest in such purchases or sales), based on a determination that no abuse is involved and that such

(5)  Includes trust accounts for which the Access Person acts only in the capacity of grantor or beneficiary.

(6)  Compliance will maintain a record of additional de minimis criteria.

(7)  A list of such indices will be maintained by the Compliance Officer.

purchases and sales are not likely to have any economic impact on any Fund in the Complex or on its ability to purchase or sell Securities of the same class or other Securities of the same issuer.  With respect to the requirements of Section 4.A. above, the Compliance Officer may approve certain hardship or other exceptions.

(j)                                    Purchases or sales of unit investment trusts.  However, purchases or sales of exchange traded funds, including those registered as unit investment trusts, are required to be precleared in accordance with Section 6 below.

(k)                                 Purchases or sales of Securities that are part of an automatic investment/withdrawal program or that result from automatic rebalancing.

(l)                                     Purchases or sales of mortgage backed securities, foreign currency options and agency securities.(8)

6.                                      Preclearance

Access Persons (other than Independent Directors and Non-Management Interested Directors) must preclear all personal Securities investments with the exception of those identified in subparts (a), (c), (d), (h), (j), (k), and (l) of Section 5 and Section 4.A. above.

All requests for preclearance must be submitted to the Compliance Officer for approval.  All approved orders must be executed by the close of business on the day in which preclearance is granted; provided, however that approved orders for Securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

7.                                      Reporting

(a)                                 Independent Directors shall report to the Secretary of the Fund the information described in Section 7(b) hereof with respect to transactions in any Security in which such Independent Director has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security only if such Independent Director, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a Director/Trustee of the Fund, should have known that, during the 15-day period immediately preceding or subsequent to the date of the transaction in a Security by such Director/Trustee, such Security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund, the Manager or Adviser/Subadviser; provided, however, that a Independent Director is not required to make a report with respect to transactions effected in any account over which such Independent Director does not have any direct or indirect influence or control or in any account of the Independent Director which is managed on a discretionary basis by a person other than such Independent Director and with respect to which such Independent Director does not in fact influence or control such transactions.  The Secretary of the Fund shall maintain such reports and such other records to the extent required by Rule 17j-1 under

(8)  This exemption applies to all Access Persons except certain identified Investment Personnel.

the Act.

(b)                                 Every report required by Section 7(a) hereof shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i)                                     The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

(ii)                                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)                               The price at which the transaction was effected;

(iv)                              The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v)                                 The date that the report is submitted.

(c)                                  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

8.                                      Records of Securities Transactions and Post-Trade Review

With the exception of accounts identified in Section 5(a), Access Persons (other than Independent Directors) are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for all Securities accounts in which such Access Persons have a Beneficial Ownership interest to the Compliance Officer.  Such instructions must be made upon becoming an Access Person and promptly as new accounts are established, but no later than 30 days after the end of a calendar quarter, with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect beneficial interest of the Access Person. Notification must be made in writing and a copy of the notification must be submitted to Compliance.   This notification will include the broker, dealer or bank with which the account was established and the date the account was established.

Compliance with this Code requirement will be deemed to satisfy the reporting requirements imposed on Access Persons under Rule 17j-1(d), provided, however, that such confirmations and statements contain all the information required by Section 7. b. hereof and are furnished within the time period required by such section.

The Compliance Officer will periodically review the personal investment activity of all Access Persons (including Independent Directors with respect to Securities transactions reported pursuant to Section 7 above) and holdings reports of all Access Persons.

9.                                      Disclosure of Personal Holdings

Within ten days after an individual first becomes an Access Person and thereafter on an annual basis, each Access Person (other than Independent Directors) must disclose all personal Securities holdings with the exception of accounts identified in Section 5(a).  Such disclosure must be made in writing and be current as of a date no more than 45 days prior to the date the individual first became an Access Person with respect to the initial report and include information that is current within the previous 45 days, with respect to the annual report.  All such reports shall include the following:  title, number of shares and principal amount of each security held, name of broker, dealer or bank with whom these securities are held and the date of submission by the Access Person.

10.                               Gifts

Access Persons are prohibited from receiving any gift or other thing, which would be considered excessive in value from any person or entity that does business with or on behalf of the Fund.  Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted so long as they are not excessive in number or cost.

11.                               Service as a Director

Investment Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders.  In the limited instances that such board service is authorized, Investment Personnel will be isolated from those making investment decisions affecting transactions in Securities issued by any publicly traded company on whose board such Investment Personnel serves as a director through the use of “Chinese Wall” or other procedures designed to address the potential conflicts of interest.

12.                               Certification of Compliance with the Code

Access Persons are required to certify annually as follows:

(i)                                     that they have read and understood the Code;

(ii)                                  that they recognize that they are subject to the Code;

(iii)                               that they have complied with the requirements of the Code; and

(iv)                              that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

13.                               Code Violations and Sanctions

All violations of the Code will be reviewed by the Committee.  The Committee will determine any sanctions or other disciplinary actions that may be deemed appropriate.  All material violations and corresponding sanctions and/or disciplinary action will be reported to the

Board of Directors of the Fund on a quarterly basis.  The Board of Directors may take action as it deems appropriate, in addition to any action previously taken by the Committee.

14.                               Review by the Board of Directors

The Board of Directors will be provided with a report, no less frequently than annually, which at a minimum:

(i) certifies to the Board of Directors that the Fund, Manager, Adviser/Subadviser, and principal underwriter have adopted procedures reasonably necessary to prevent its Access Persons from violating its Code;

(ii) summarizes existing procedures concerning personal investing and any changes in the procedures made during the preceding year;

(iii) identifies material Code or procedural violations and sanctions imposed in response to those material violations; and

(iv) identifies any recommended changes in existing restrictions or procedures based upon the Fund’s experience under the Code, evolving industry practices, or developments in applicable laws and regulations.

The Board will review such report and determine if any further action is required.

Explanatory Notes to Code

1.                                      No comparable Code requirements have been imposed upon the Fund’s transfer agent, or those of its directors or officers who are not Directors or Officers of the Funds since they are deemed not to constitute Access Persons or Advisory Persons as defined in paragraphs (e)(1) and (2) of Rule 17j-1.

Exhibit A

Prudential Funds

Prudential Insurance Funds:

The Prudential Series Fund

Advanced Series Trust

Prudential’s Gibraltar Fund, Inc

Prudential Retail Funds:

Prudential Global Total Return Fund, Inc..

Prudential Investment Portfolios, Inc.

Prudential  Investment Portfolios 2

Prudential Investment Portfolios 3

Prudential Investment Portfolios 4

Prudential Investment Portfolios 5

Prudential Investment Portfolios 6

Prudential Investment Portfolios 7

Prudential Investment Portfolios 8

Prudential Investment Portfolios 9

Prudential Investment Portfolios, Inc. 10

Prudential Investment Portfolios 11

Prudential Investment Portfolios 12

Prudential Investment Portfolios, Inc. 14

Prudential Investment Portfolios, Inc. 15

Prudential Investment Portfolios 16

Prudential Jennison 20/20 Focus Fund

Prudential Jennison Blend Fund, Inc.

Prudential Jennison Mid-Cap Growth Fund, Inc.

Prudential Jennison Natural Resources Fund, Inc.

Prudential Jennison Small Company Fund, Inc.

Prudential Moneymart Assets, Inc.

Prudential National Muni Fund, Inc.

Prudential Sector Funds, Inc.

Prudential Short-Term Corporate Bond Fund, Inc.

Prudential Total Return Bond Fund, Inc.

Prudential World Fund, Inc.

The Target Portfolio Trust

The Prudential Variable Contract Account -2

The Prudential Variable Contract Account -10

The Prudential Variable Contract Account -11

Prudential Closed-End Funds:

Prudential Short Duration High Yield Fund, Inc.

Prudential Global Short Duration High Yield Fund, Inc.

Prudential Real Estate Income Fund, Inc.

Exhibit B

Definition of Beneficial Ownership

The term “beneficial ownership” of securities would include not only ownership of securities held by an access person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by other (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, securities owned by a partnership in which he or she should regard as a personal holding corporation.  Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

Ordinarily, this term would not include securities held by executors or administrators in estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by an access person where such person enjoys “benefits substantially equivalent to ownership”.  The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children.  Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

An access person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contact, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership.  Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative.  Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

An access person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.